Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec Posts Second Quarter Net Income From
Continuing Operations of $2.1 Million, or$0.04 Per Share

Coral Gables, FL (August 9, 2005) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended June 30, 2005, income from continuing operations increased to $2.1 million, or $0.04 income per share, on revenue of $236.1 million. This compares with a loss from continuing operations of $436,000, or $0.01 loss per share, on revenue of $225.7 million for the second quarter of 2004. Including losses from discontinued operations, results of operations for the quarter ended June 30, 2005 improved to net income of $1.1 million, or $0.02 net income per share, compared with a net loss of $740,000, or $0.02 net loss per share, in the prior year’s quarter.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer, commented, “With many of our core customers announcing increased long-term spending plans, we have a strong brand identity, the right team and an integrated information system in place to take advantage of this improved market for our services. Now, a large part of our future success will be based on our own actions, and our goal is to improve performance in coming quarters.”

For the third quarter of 2005, MasTec expects revenue between $250 and $265 million and earnings per share to range from $0.11 to $0.15 per share. The guidance is based on current expectations and estimates and assumes stability in each of the Company’s operations, modest growth in fiber deployment, favorable weather conditions and an economy that remains stable.

At June 30, 2005, the Company had liquidity, defined as bank cash on hand plus availability under the revolving credit agreement, of approximately $46 million.

The following tables set forth the financial results for the periods ended June 30, 2005 and 2004:

Condensed Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)
	For the Three Months Ended June 30,
	2005	2004

Revenue	$236,109	$225,741
Costs of revenue, excluding depreciation	209,218	201,477
Depreciation	4,651	4,345
General and administrative expenses	16,465	16,061
Interest expense, net	4,734	4,664
Other income, net	(1,433)	(405)

Income (loss) from continuing operations before minority interest	2,474	(401)
Minority interest	(356)	(35)

Income (loss) from continuing operations	2,118	(436)
Discontinued operations:
Loss on discontinued operations, net of tax benefit of $0 in 2005 and 2004	(419)	(304)

Loss on sale of assets of discontinued operations, net of tax	(583)	--

Net income (loss)	$1,116	$(740)

Basic weighted average common shares outstanding	48,894	48,385

Basic net income (loss) per share:
Continuing operations	$0.04	$(0.01)
Discontinued operations	(0.02)	(0.01)

Basic net income (loss) per share	$0.02	$(0.02)

Diluted weighted average common shares outstanding	49,431	48,385

Diluted net income (loss) per share:
Continuing operations	$0.04	$(0.01)
Discontinued operations	(0.02)	(0.01)

Diluted net income (loss) per share	$0.02	$(0.02)

Condensed Consolidated Balance Sheets
(In thousands)
	June 30, 2005 (Unaudited)	December 31, 2004 (Audited)

Assets
Current assets	$297,705	$312,258
Property and equipment, net	60,306	69,303
Goodwill	138,640	138,640
Deferred taxes, net	52,561	50,732
Other assets	40,140	29,590

Total assets	$589,352	$600,523

Liabilities and Shareholders' Equity
Current liabilities	$175,181	$177,795
Other liabilities	36,561	35,516
Long-term debt	196,153	196,059
Shareholders' equity	181,457	191,153

Total liabilities and shareholders' equity	$589,352	$600,523

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)
	Six Months Ended June 30,
	2005	2004

Net cash used in operating activities of continuing operations	$(15,284)	$(1,077)
Net cash (used in) provided by investing activities of continuing operations	(1,550)	1,489
Net cash provided by (used in) financing activities of continuing operations	1,167	(2,388)

Net decrease in cash and cash equivalents	(15,667)	(1,976)
Net effect of translation on cash	(44)	27
Cash and cash equivalents-beginning of period	19,548	19,415
Cash provided by (used in) discontinued operations	752	(685)

Cash and cash equivalents-end of period	$4,589	$16,781

Management will hold a conference call to discuss results of operations for the quarter ended June 30, 2005 on Wednesday, August 10, 2005, at 10:00 a.m. Eastern time. The call-in number for the conference call is (913) 981-5564 and the replay number is (719) 457-0820, with a pass code of 3134614. The replay will run for 30 days.

The call will also be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading communications, video, data, traffic and public utility infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.